Exhibit 22.1

LIST OF SUBSIDIARY ISSUERS OF GUARANTEED SECURITIES

As of March 19, 2024, AstraZeneca Finance LLC, 100%-owned subsidiary of AstraZeneca PLC, a public limited company incorporated under the laws of England and Wales (the “Company”), is the issuer of the following outstanding debt securities, which are fully and unconditionally guaranteed by the Company.

Registered U.S. Bonds	Subsidiary Issuer	Parent Guarantor
0.700% Notes due 2024	AstraZeneca Finance LLC	AstraZeneca PLC
1.200% Notes due 2026	AstraZeneca Finance LLC	AstraZeneca PLC
1.750% Notes due 2028	AstraZeneca Finance LLC	AstraZeneca PLC
4.875% Notes due 2028	AstraZeneca Finance LLC	AstraZeneca PLC
4.900% Notes due 2030	AstraZeneca Finance LLC	AstraZeneca PLC
2.250% Notes due 2031	AstraZeneca Finance LLC	AstraZeneca PLC
4.875% Notes due 2033	AstraZeneca Finance LLC	AstraZeneca PLC
4.800% Notes due 2027	AstraZeneca Finance LLC	AstraZeneca PLC
4.850% Notes due 2029	AstraZeneca Finance LLC	AstraZeneca PLC
4.900% Notes due 2031	AstraZeneca Finance LLC	AstraZeneca PLC
5.000% Notes due 2034	AstraZeneca Finance LLC	AstraZeneca PLC